Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER FISCAL YEAR 2014 OPERATING RESULTS

ISSAQUAH, Wash., December 11, 2013 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today its operating results for the first quarter (twelve weeks) of fiscal 2014, ended November 24, 2013.

Net sales for the quarter increased five percent, to $24.47 billion from $23.20 billion during the first quarter last year. Comparable sales for the first quarter of fiscal 2014 were as follows:

12 Weeks
U.S.	3%
International	1%
Total Company	3%

Comparable sales for the twelve-week period, excluding negative impacts from gasoline price deflation and foreign exchange, were as follows:

12 Weeks
U.S.	4%
International	6%
Total Company	5%

Net income for the quarter was $425 million, or $.96 per diluted share, compared to $416 million, or $.95 per diluted share, last year.

Costco currently operates 648 warehouses, including 461 in the United States and Puerto Rico, 87 in Canada, 33 in Mexico, 25 in the United Kingdom, 18 in Japan, 10 in Taiwan, nine in Korea and five in Australia. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

A conference call to discuss these fiscal 2014 first quarter operating results is scheduled for 8:00 a.m. (PT) today, December 11, 2013, and is available via a webcast on www.costco.com (click on Investor Relations and “Play webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, amounts expected to be spent on expansion plans, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended
	November 24, 2013	November 25, 2012
REVENUE
Net sales	$24,468	$23,204
Membership fees	549	511

Total revenue	25,017	23,715
OPERATING EXPENSES
Merchandise costs	21,824	20,726
Selling, general and administrative	2,501	2,332
Preopening expenses	24	18

Operating income	668	639
OTHER INCOME (EXPENSE)
Interest expense	(27)	(13)
Interest income and other, net	18	20

INCOME BEFORE INCOME TAXES	659	646
Provision for income taxes	228	225

Net income including noncontrolling interests	431	421
Net income attributable to noncontrolling interests	(6)	(5)

NET INCOME ATTRIBUTABLE TO COSTCO	$425	$416

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$0.97	$0.96

Diluted	$0.96	$0.95

Shares used in calculation (000’s)
Basic	437,970	433,423
Diluted	442,420	438,643
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.31	$0.275

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in millions)

(unaudited)

Subject to Reclassifications

	November 24, 2013	September 1, 2013
ASSETS
Cash and cash equivalents	$4,699	$4,644
Short-term investments	1,740	1,480
Receivables, net	1,145	1,201
Merchandise inventories	9,337	7,894
Deferred income taxes and other current assets	552	621

Total current assets	17,473	15,840
Property and equipment, net	14,254	13,881
Other assets	592	562

TOTAL ASSETS	$32,319	$30,283

LIABILITIES AND EQUITY
Accounts payable	$9,199	$7,872
Accrued salaries and benefits	2,070	2,037
Other current liabilities	2,424	2,181
Deferred membership fees	1,240	1,167

Total current liabilities	14,933	13,257
Long-term debt, excluding current portion	4,987	4,998
Deferred income taxes and other liabilities	990	1,016

Total liabilities	20,910	19,271

Total Costco stockholders’ equity	11,221	10,833
Noncontrolling interests	188	179

Total equity	11,409	11,012

TOTAL LIABILITIES AND EQUITY	$32,319	$30,283

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